Exhibit 99.1

CONSOL Energy Announces Results for the Fourth Quarter and Full Year 2020

CANONSBURG, PA (February 9, 2021) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter 2020 Highlights Include:

•	Consummated the CCR merger transaction with strong shareholder support;
•	Net Income and Net Income Attributable to CONSOL Energy Inc. Shareholders of $14.7 million and $13.1 million, respectively;
•	Cash and cash equivalents of $50.9 million as of December 31, 2020;
•	Gross payments on total debt of $26.0 million during the quarter;
•	Coal shipments recover to 5.9 million tons compared to 4.5 million tons in 3Q20 and 2.3 million tons in 2Q20;
•	Net leverage ratio[1] of 2.5x as of December 31, 2020;
•	Net cash provided by operating activities of $66.9 million; and
•	Adjusted EBITDA[1] of $95.5 million and free cash flow[1] of $48.0 million.

Full Year 2020 Highlights Include:

•	Net Loss and Net Loss Attributable to CONSOL Energy Inc. Shareholders of ($13.2) million and ($9.8) million, respectively;
•	Net cash provided by operating activities of $129.3 million;
•	Adjusted EBITDA[1] of $261.5 million and free cash flow[1] of $53.2 million;
•	Total consolidated indebtedness reduced by $56.2 million - reduced TLA, TLB and 2nd lien debt outstanding by $22.5 million, $2.8 million and $54.5 million, respectively; and
•	Continued to take advantage of a strong equipment financing market by raising $60 million of new capital during 2020 at a weighted average interest rate of 6%.

Management Comments

“2020 was an extremely challenging year, as our industry dealt with weakened commodity markets due to the unprecedented drop in global energy demand brought on by the COVID-19 pandemic,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “However, despite this difficult backdrop, I am pleased with our execution of not only managing through this pandemic but also setting ourselves up for potential success as we head into 2021 and beyond. We moved early in 2020 to amend our credit agreement and secure covenant relaxation with our banks, implemented multiple cost and capex reduction targets, executed several transactional opportunities to bolster our liquidity and capped off the year by completing the CCR merger with overwhelming shareholder support. Additionally, we secured more than 10 million tons of future business under term and spot contracts during 2020 for deliveries in 2021 and beyond in the most challenging market of my 40+ year career. Furthermore, despite the reduced earnings versus 2019, we made payments of $86 million on our outstanding debt in 2020. We believe these actions have prepared us to hit the ground running in 2021.”

“On the safety front, our Bailey Preparation Plant, CONSOL Marine Terminal (CMT) and Itmann project each had ZERO recordable incidents during the fourth quarter and full year of 2020. Our total recordable incident rate at the PAMC continues to track significantly below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 5.9 million tons of coal during the fourth quarter of 2020 at an average revenue per ton of $39.05, compared to 6.7 million tons at an average revenue per ton of $45.14 in the year-ago period. Following the significant COVID-19 demand trough in the second quarter of 2020, demand for our product has steadily improved and we have increased our productive capacity for the second consecutive quarter. On the sales volume front, the 0.8 million ton decline in 4Q20 compared to the year-ago period was mostly a function of reduced production.

During the quarter, we were successful in securing additional coal sales contracts for 2021 and 2022, bringing our contracted position to 18.2 million and 5.6 million tons, respectively. Despite an extremely challenging commodity and economic climate in 2020, we were successful in securing an additional 10.8 million tons scheduled for delivery in 2021 and beyond.

On the domestic front, the fourth quarter of 2020 ended the year on a strong note from a demand perspective. According to the U.S. Energy Information Administration, coal’s share in the electric generation mix ended the year at ~20%, which is improved from its low of 15% in April and indicates a strong second half of 2020. Furthermore, Doyle Trading Consultants estimates that total domestic coal demand will increase by 10% in 2021 versus 2020, while supply will increase by only 5%. This development could help to further reduce domestic coal stockpiles and continue to tighten the domestic market. We continue to see tightness in the supply of NAPP coal, and the majority of our domestic customer stockpiles are at or below normal for this time of year. Finally, many weather forecasts predict a significant polar vortex event beginning late-January to early-February, which could bring weeks of frigid temperatures to much of the U.S.

On the export front, we have seen several very encouraging trends as the seaborne thermal coal markets have steadily improved since the end of the third quarter of 2020. Thermal coal prices in China have continued to increase due to China’s strong electricity production, ban on Australian coal imports and regional coal shortages due to new COVID-19-related trucking restrictions. We are seeing continued high pet coke prices resulting from reduced oil production propping up demand and pricing for NAPP coal in high-CV markets, particularly India. Global LNG prices have continued to surge with the Asian spot market benchmark price (JKM) hitting an all-time high in early January. API2 spot prices have also rallied and crossed the $70/ton mark in early-January for the first time since March 2019, driven by recent cold weather trends and increased LNG prices. As such, Europe has again become a viable option for U.S. coal exports.

Operations Summary

During the fourth quarter of 2020, we consistently ran four of our five longwalls and for the second consecutive quarter have steadily increased our productive capacity, operating at more than 80% capacity utilization. The PAMC produced 5.9 million tons in the fourth quarter of 2020, which compares to 6.7 million tons in the year-ago quarter. This brings total PAMC production to 18.8 million tons in 2020. During the quarter, we faced significant production bottlenecks due to transportation delays as our supply chain partners continued to struggle with crew availability due to the ongoing COVID-19 pandemic.

CEIX's total costs during the fourth quarter of 2020 were $306.0 million compared to $320.5 million in the year-ago quarter, and CEIX’s total revenue during the fourth quarter was $324.6 million compared to $342.6 million in the year-ago period. Average cash cost of coal sold per ton1 for the fourth quarter was $27.49 compared to $30.38 in the year-ago quarter. The significant reduction was due to continued tight control on maintenance and supply costs, contractor and purchased services costs and project expense. For 2020, CEIX's total costs were $1,030.9 million compared to $1,332.8 million in the prior year mainly due to reduced operating and other costs largely from reduced production in 2020 versus 2019, and CEIX’s total revenue during 2020 was $1,021.6 million compared to $1,430.9 million in the prior year. Despite the significant decline in production in 2020 versus 2019 brought on by the COVID-19 demand destruction, the PAMC was very successful in limiting its cash expenditures during the year. As a result, our 2020 average cash cost of coal sold per ton1 was $29.12 compared to $30.97 for 2019. The decrease was primarily driven by reduced maintenance and supply costs, contractor and purchased services costs and project expense.

		Three Months Ended
		December 31, 2020	December 31, 2019

Coal Production	million tons	5.9	6.7
Coal Sales	million tons	5.9	6.7
Average Revenue per Ton	per ton	$39.05	$45.14
Average Cash Costs of Coal Sold[1]	per ton	$27.49	$30.38
Average Cash Margin per Ton Sold[1]	per ton	$11.56	$14.76

CONSOL Marine Terminal (CMT) Review

For the fourth quarter of 2020, throughput volumes at the CMT were 3.1 million tons, compared to 2.5 million tons in the year-ago period. Terminal revenues and operating cash costs were $17.4 million and $4.6 million, respectively, compared to $16.5 million and $4.9 million, respectively, during the year-ago period. CMT achieved terminal revenue of $66.8 million in 2020, just shy of the record terminal revenue set in 2019. CMT also achieved operating cash costs1 of $18.4 million in 2020, compared to $21.7 million in 2019, as the CMT employees continued to maintain tight control over expenditures in the year. CMT net income and CMT adjusted EBITDA1 came in at $8.9 million and $11.8 million, respectively, in the fourth quarter of 2020 compared to $8.6 million and $11.3 million, respectively, in the year-ago period. CMT finished the year with net income and adjusted EBITDA1 of $32.5 million and $44.4 million, respectively, compared to $33.8 million and $44.5 million, respectively, in 2019.

Debt and Equity Repurchase Update

During the fourth quarter of 2020, CEIX made mandatory repayments of $9.7 million, $6.3 million and $0.7 million on our finance leases and asset-backed financing arrangements, Term Loan A and Term Loan B, respectively. Additionally, CEIX spent $5.7 million to retire $9.3 million of its Second lien notes, as these continued to trade at a significant discount to par. This brings our total debt reduction in the quarter to $26.0 million.

As of the year ended December 31, 2020, we repurchased $54.5 million of Second lien notes at an average discount to par value of 41% and repaid $29.0 million, $22.5 million and $2.8 million of principal with respect to our finance leases and asset-backed financing arrangements, Term Loan A and Term Loan B, respectively.

In aggregate, as of December 31, 2020, our total liquidity was approximately $326 million, including $51 million of cash and cash equivalents and approximately $1 million of availability under our Accounts Receivable Securitization, and our $400 million revolving credit facility had no borrowings and is currently only used for providing letters of credit with $126 million issued.

Transactional Opportunities

Since July 1, 2020, CEIX has executed multiple transactions resulting in approximately $68 million in pre-tax income. These transactions primarily consist of sales of land and mineral assets, gas wells, and various mining rights. In aggregate, in the fourth quarter of 2020, we recorded $42 million in pre-tax income related to these items in addition to the $26 million recorded in the third quarter of 2020.

2021 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for 2021:

•	2021 targeted coal sales volume of 22-24 million tons
•	18.2 million tons contracted at an average revenue per ton of $41.56/ton assuming a PJM West power price of $24.79/MWh
•	Average cash cost of coal sold per ton[2] expectation of $27.00-$29.00/ton
•	Capital expenditures of $100-$125 million excluding any spending on the Itmann project

Fourth Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the fourth quarter and annual 2020 financial and operational results, is scheduled for February 9, 2021 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-K with the Securities and Exchange Commission (SEC) reporting our results for the year ended December 31, 2020 on February 12, 2021. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "Net Leverage Ratio" and "CMT Adjusted EBITDA" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton", "Average Cash Margin per Ton Sold" and "CMT Operating Cash Cost" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Cash Cost of Coal Sold per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~658 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Condensed Consolidated Statements of Income

The following table presents a condensed consolidated statement of income for the three months ended December 31, 2020 and 2019 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue and Other Income:
Coal Revenue	$230,522	$303,865	$772,662	$1,288,529
Terminal Revenue	17,403	16,534	66,810	67,363
Freight Revenue	20,849	5,552	39,990	19,667
Other Income	55,833	16,684	142,181	55,344
Total Revenue and Other Income	324,607	342,635	1,021,643	1,430,903

Costs and Expenses:
Operating and Other Costs	185,883	229,603	667,595	948,012
Depreciation, Depletion and Amortization	54,703	55,852	210,760	207,097
Freight Expense	20,849	5,552	39,990	19,667
Selling, General and Administrative Costs	32,980	14,210	72,706	67,111
(Gain) Loss on Debt Extinguishment	(3,441)	(989)	(21,352)	24,455
Interest Expense, net	15,070	16,224	61,186	66,464
Total Costs and Expenses	306,044	320,452	1,030,885	1,332,806

Earnings (Loss) Before Income Tax	18,563	22,183	(9,242)	98,097
Income Tax Expense	3,829	4,782	3,972	4,539
Net Income (Loss)	14,734	17,401	(13,214)	93,558
Less: Net Income (Loss) Attributable to Noncontrolling Interest	1,649	3,455	(3,459)	17,557
Net Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$13,085	$13,946	$(9,755)	$76,001

Earnings (Loss) Per Share:
Basic	$0.50	$0.54	$(0.37)	$2.82
Dilutive	$0.49	$0.54	$(0.37)	$2.81

Condensed Consolidated Balance Sheets

The following table presents a condensed consolidated balance sheet as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$50,850	$80,293
Trade Receivables, net	118,289	131,688
Other Current Assets	123,802	126,048
Total Current Assets	292,941	338,029
Total Property, Plant and Equipment - Net	2,049,062	2,092,165
Total Other Assets	181,363	263,608
TOTAL ASSETS	$2,523,366	$2,693,802

LIABILITIES AND EQUITY
Total Current Liabilities	$368,470	$392,264
Total Long-Term Debt	603,061	662,838
Total Other Liabilities	998,316	1,066,305
Total Equity	553,519	572,395
TOTAL LIABILITIES AND EQUITY	$2,523,366	$2,693,802

Condensed Consolidated Statements of Cash Flows

The following table presents a condensed consolidated statement of cash flows for the three months and years ended December 31, 2020 and 2019 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income (Loss)	$14,734	$17,401	$(13,214)	$93,558
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	54,703	55,852	210,760	207,097
Other Non-Cash Adjustments to Net Income (Loss)	12,414	(1,141)	(4,685)	24,217
Changes in Working Capital	(14,908)	(50,729)	(63,530)	(80,306)
Net Cash Provided by Operating Activities	66,943	21,383	129,331	244,566
Cash Flows from Investing Activities:
Capital Expenditures	(20,049)	(38,264)	(86,004)	(169,739)
Proceeds from Sales of Assets	1,120	186	9,899	2,201
Other Investing Activity	—	(5,003)	(229)	(5,003)
Net Cash Used in Investing Activities	(18,929)	(43,081)	(76,334)	(172,541)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(19,357)	(25,679)	(67,000)	(183,890)
Distributions to Noncontrolling Interest	—	(5,546)	(5,575)	(22,220)
Other Financing Activities	(91)	(1,633)	(9,865)	(50,557)
Net Cash Used in Financing Activities	(19,448)	(32,858)	(82,440)	(256,667)
Net Increase (Decrease) in Cash & Cash Equivalents & Restricted Cash	$28,566	$(54,556)	$(29,443)	$(184,642)
Cash & Cash Equivalents & Restricted Cash at Beginning of Period	22,284	134,849	80,293	264,935
Cash and Cash Equivalents and Restricted Cash at End of Period	$50,850	$80,293	$50,850	$80,293

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total Costs and Expenses	$306,044	$320,452	$1,030,885	$1,332,806
Freight Expense	(20,849)	(5,552)	(39,990)	(19,667)
Selling, General and Administrative Costs	(32,980)	(14,210)	(72,706)	(67,111)
Gain (Loss) on Debt Extinguishment	3,441	989	21,352	(24,455)
Interest Expense, net	(15,070)	(16,224)	(61,186)	(66,464)
Other Costs (Non-Production)	(24,031)	(25,045)	(124,739)	(101,900)
Depreciation, Depletion and Amortization (Non-Production)	(4,457)	(9,277)	(39,668)	(32,388)
Cost of Coal Sold	$212,098	$251,133	$713,948	$1,020,821
Depreciation, Depletion and Amortization (Production)	(50,246)	(46,575)	(171,092)	(174,709)
Cash Cost of Coal Sold	$161,852	$204,558	$542,856	$846,112

We define average margin per ton sold as average revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total Coal Revenue (PAMC Segment)	$229,819	$303,865	$771,363	$1,288,529
Operating and Other Costs	185,883	229,603	667,595	948,012
Less: Other Costs (Non-Production)	(24,031)	(25,045)	(124,739)	(101,900)
Total Cash Cost of Coal Sold	161,852	204,558	542,856	846,112
Add: Depreciation, Depletion and Amortization	54,703	55,852	210,760	207,097
Less: Depreciation, Depletion and Amortization (Non-Production)	(4,457)	(9,277)	(39,668)	(32,388)
Total Cost of Coal Sold	$212,098	$251,133	$713,948	$1,020,821
Total Tons Sold (in millions)	5.9	6.7	18.7	27.3
Average Revenue per Ton Sold	$39.05	$45.14	$41.31	$47.17
Average Cash Cost of Coal Sold per Ton	27.49	30.38	29.12	30.97
Depreciation, Depletion and Amortization Costs per Ton Sold	8.55	6.93	9.12	6.40
Average Cost of Coal Sold per Ton	36.04	37.31	38.24	37.37
Average Margin per Ton Sold	3.01	7.83	3.07	9.80
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	8.55	6.93	9.12	6.40
Average Cash Margin per Ton Sold	$11.56	$14.76	$12.19	$16.20

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as selling, general and administrative costs, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total Costs and Expenses	$306,044	$320,452	$1,030,885	$1,332,806
Freight Expense	(20,849)	(5,552)	(39,990)	(19,667)
Selling, General and Administrative Costs	(32,980)	(14,210)	(72,706)	(67,111)
Gain (Loss) on Debt Extinguishment	3,441	989	21,352	(24,455)
Interest Expense, net	(15,070)	(16,224)	(61,186)	(66,464)
Other Costs (Non-Throughput)	(181,254)	(224,717)	(649,207)	(926,283)
Depreciation, Depletion and Amortization (Non-Throughput)	(53,408)	(54,682)	(205,665)	(203,019)
CMT Operating Costs	$5,924	$6,056	$23,483	$25,807
Depreciation, Depletion and Amortization (Throughput)	(1,295)	(1,170)	(5,095)	(4,078)
CMT Operating Cash Costs	$4,629	$4,886	$18,388	$21,729

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31, 2020
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$34,590	$8,866	$(28,722)	$14,734

Add: Income Tax Expense	—	—	3,829	3,829
Add: Interest Expense, net	342	1,539	13,189	15,070
Less: Interest Income	(10)	—	(778)	(788)
Earnings (Loss) Before Interest & Taxes (EBIT)	34,922	10,405	(12,482)	32,845

Add: Depreciation, Depletion & Amortization	53,118	1,295	290	54,703

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$88,040	$11,700	$(12,192)	$87,548

Adjustments:
Stock/Unit-Based Compensation	$1,815	$100	$202	$2,117
CCR Merger Fees	2,123	—	7,199	9,322
Gain on Debt Extinguishment	—	—	(3,441)	(3,441)
Total Pre-tax Adjustments	3,938	100	3,960	7,998

Adjusted EBITDA	$91,978	$11,800	$(8,232)	$95,546

	Three Months Ended December 31, 2019
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$41,082	$8,614	$(32,295)	$17,401

Add: Income Tax Expense	—	—	4,782	4,782
Add: Interest Expense, net	—	1,549	14,675	16,224
Less: Interest Income	—	—	(538)	(538)
Earnings (Loss) Before Interest & Taxes (EBIT)	41,082	10,163	(13,376)	37,869

Add: Depreciation, Depletion & Amortization	49,492	1,170	5,190	55,852

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$90,574	$11,333	$(8,186)	$93,721

Adjustments:
Stock/Unit-Based Compensation	$(497)	$(46)	$(46)	$(589)
Gain on Debt Extinguishment	—	—	(989)	(989)
Total Pre-tax Adjustments	(497)	(46)	(1,035)	(1,578)

Adjusted EBITDA	$90,077	$11,287	$(9,221)	$92,143

	For the Year Ended December 31, 2020
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$16,185	$32,537	$(61,936)	$(13,214)

Add: Income Tax Expense	—	—	3,972	3,972
Add: Interest Expense, net	1,236	6,166	53,784	61,186
Less: Interest Income	(10)	—	(1,220)	(1,230)
Earnings (Loss) Before Interest & Taxes (EBIT)	17,411	38,703	(5,400)	50,714

Add: Depreciation, Depletion & Amortization	198,272	5,095	7,393	210,760

Earnings Before Interest, Taxes and DD&A (EBITDA)	$215,683	$43,798	$1,993	$261,474

Adjustments:
Stock/Unit-Based Compensation	$9,905	$558	$1,116	$11,579
CCR Merger Fees	2,623	—	7,199	9,822
Gain on Debt Extinguishment	—	—	(21,352)	(21,352)
Total Pre-tax Adjustments	12,528	558	(13,037)	49

Adjusted EBITDA	$228,211	$44,356	$(11,044)	$261,523

	For the Year Ended December 31, 2019
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$197,112	$33,758	$(137,312)	$93,558

Add: Income Tax Expense	—	—	4,539	4,539
Add: Interest Expense, net	—	6,088	60,376	66,464
Less: Interest Income	—	—	(2,937)	(2,937)
Earnings (Loss) Before Interest & Taxes (EBIT)	197,112	39,846	(75,334)	161,624

Add: Depreciation, Depletion & Amortization	185,616	4,078	17,403	207,097

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$382,728	$43,924	$(57,931)	$368,721

Adjustments:
Stock/Unit-Based Compensation	$11,626	$567	$567	$12,760
Loss on Debt Extinguishment	—	—	24,455	24,455
Total Pre-tax Adjustments	11,626	567	25,022	37,215

Adjusted EBITDA	$394,354	$44,491	$(32,909)	$405,936

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	December 31, 2020	December 31, 2019
Net (Loss) Income	$(13,214)	$93,558
Plus:
Interest Expense, net	61,186	66,464
Depreciation, Depletion and Amortization	210,760	207,097
Income Taxes	3,972	4,539
Stock/Unit-Based Compensation	11,579	12,760
(Gain) Loss on Debt Extinguishment	(21,352)	24,455
CCR Adjusted EBITDA per Credit Agreement	—	(102,189)
Cash Distributions from CONSOL Coal Resources LP	—	35,398
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(17,401)	(18,521)
Other Adjustments to Net Income	5,725	5,225
Consolidated EBITDA per Credit Agreement	$241,255	$328,786

Consolidated First Lien Debt	$394,631	$390,148
Senior Secured Second Lien Notes	167,147	221,628
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,185	1,895
Consolidated Indebtedness per Credit Agreement	$666,828	$716,536
Less:
Advance Royalty Commitments	$2,185	$1,895
Cash on Hand	50,850	79,750
Consolidated Net Indebtedness per Credit Agreement	$613,793	$634,891

Net Leverage Ratio (Net Indebtedness/EBITDA)	2.5	1.9

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operating activities, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

Organic Free Cash Flow	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Net Cash Provided by Operating Activities	$66,943	$21,383	$129,331	$244,566
Capital Expenditures	(20,049)	(38,264)	(86,004)	(169,739)
Organic Free Cash Flow	$46,894	$(16,881)	$43,327	$74,827

Distributions to Noncontrolling Interest	—	(5,546)	(5,575)	(22,220)
Organic Free Cash Flow Net to CEIX Shareholders	$46,894	$(22,427)	$37,752	$52,607

Free Cash Flow	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Net Cash Provided by Operating Activities	$66,943	$21,383	$129,331	$244,566

Capital Expenditures	(20,049)	(38,264)	(86,004)	(169,739)
Proceeds from Sales of Assets	1,120	186	9,899	2,201
Free Cash Flow	$48,014	$(16,695)	$53,226	$77,028

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.